Exhibit 5.2

[Letterhead of Bryan Cave LLP]

December 16, 2004

William Lyon Homes, Inc.

4490 Von Karman Avenue

Newport Beach, CA 92660

Ladies and Gentlemen:

We have acted as special Arizona counsel to William Lyon Homes, Inc., a California corporation (the “Company”), and the Guarantors (as defined below), in connection with the proposed issuance by the Company of $150,000,000 aggregate principal amount of its new 7 5/8% Senior Notes due 2012 (the “New Notes”) in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding 7 5/8% Senior Notes due 2012 (the “Old Notes”), pursuant to a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, originally filed with the Securities and Exchange Commission on December 16, 2004 (the “Registration Statement”).

The Old Notes contain guarantees (the “Old Guarantees”), and the New Notes upon issuance will contain guarantees (the “New Guarantees”) by the Guarantors, including, without limitation, William Lyon Southwest, Inc., an Arizona corporation (the “Arizona Guarantor”). The Old Notes and the Old Guarantees are, and the New Notes and the New Guarantees will be, issued under and subject to the terms and provisions of the Indenture (the “Indenture”) dated November 22, 2004 by and among the Company, the guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as trustee. The New Notes, the New Guarantees and the Indenture are referred to in this letter as the “Note Documents”.

In connection with rendering this opinion, we have made such investigations of law and fact as we have deemed appropriate for purposes thereof. In reliance thereon and subject to the assumptions and limitations set forth herein, it is our opinion that the Arizona Guarantor is duly incorporated, validly existing and in good standing under the laws of the State of Arizona and has all requisite corporate power and authority to execute, deliver and perform its obligations under each of the Note Documents to which it is a party, and the execution and delivery of such Note Documents by the Arizona Guarantor and performance of its obligations thereunder have been duly authorized by all necessary corporate action.

In rendering this opinion, as to matters of fact, we have relied upon documents provided to us by the Company. We have also been furnished with and relied upon, without investigation, a certificate of the Company and certificates of public officials with respect to certain factual matters. In our review, we have assumed, without investigation, the legal capacity and competency of all natural persons signing documents in their respective individual capacities, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or telecopied copies, and the authenticity of the originals of such copies.

We render no opinion herein concerning matters involving the laws of any jurisdiction other than the laws of the State of Arizona.

William Lyon Homes, Inc.

December 16, 2004

This opinion is rendered as of the date first written above and not at any later date and is rendered on the basis of facts known to us at the date of this opinion, and we do not undertake, and hereby expressly disclaim, any obligation to inform you of any changes in such facts, or changes in our knowledge, subsequent to the date of this opinion. Similarly, the opinion rendered herein is based upon applicable law as of the date of this opinion. We do not undertake, and hereby expressly disclaim, any obligation to inform you of changes in any applicable law or relevant principles of law, or changes in our interpretation of such law or principles, subsequent to the date of this opinion.

This opinion is intended to be filed as an exhibit to the Registration Statement for the benefit of the holders of the Old Notes who will be acquiring the New Notes to be issued pursuant thereto and may not be otherwise used or relied upon and may not be otherwise disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent. However, consent is also given to the reference to this firm under the caption “Legal matters” in the prospectus contained in the Registration Statement, if required by the rules and regulations of the Securities and Exchange Commission. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP

Bryan Cave LLP